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                     June 18, 2020

       John Quaid
       Senior Vice President and Controller
       Marathon Petroleum Corp
       539 South Main Street
       Findlay, Ohio 45840-3229

                                                        Re: Marathon Petroleum
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-35054

       Dear Mr. Quaid :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation